Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Spectral AI, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	800,640	$2.12	(1)	$1,697,357	$0. 00014760	$251
Fees Previously Paid	Equity	Common Stock	457(c)	3,249,360	$2.50	(2)	$8,123,400	$-	$1,199

			Total Offering Amounts				$9,820,757		$1,450
			Total Fees Previously Paid						$1,199
			Total Fee Offsets						$0
			Net Fee Due(2)						$251

1.	The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on January 19, 2024.

2.	The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on January 2, 2024.

3.	A registration fee of $1,199 was previously paid in connection with the initial filing of the Registration Statement.